Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our audit report dated October 30, 2025, with respect to the balance sheet of Pelican Holdco, Inc. as of September 30, 2025, and the related statements of operations, changes in stockholder’s deficit, and cash flows for the period from September 5, 2025 (inception) to September 30, 2025, and the related notes to the financial statements. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to Pelican Holdco, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

October 30, 2025